UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 16, 2010

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11512	04-2857552
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

27 Drydock Avenue, Boston, Massachusetts	02210-2377
(Address of Principal Executive Offices)	(Zip Code)

(617) 897-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On June 16, 2010, the Company entered into a Venture Loan and Security Agreement with Compass Horizon Funding Company LLC (the “Lender”) pursuant to which the Lender has loaned the Company $12,000,000 (the “Subordinated Loan”).  After the Lender’s closing fees and expenses, the net proceeds to the Company were $11,886,500.  Interest on the Subordinated Loan will accrue at a rate per annum equal to 12.58%.  The Subordinated Loan is subordinated to up to $15,000,000 of senior indebtedness, provided that from and after August 31, 2010, the senior indebtedness cannot exceed an amount equal to 80% of the Company’s accounts receivable plus 40% of its inventory.  The Subordinated Loan is to be repaid over 42 months following the closing.  During the first 9 months after the closing the Company is only required to pay interest on the Subordinated Loan and thereafter the Subordinated Loan will be repaid in 33 substantially equal monthly installments of interest and principal.  In connection with the Subordinated Loan, the Company has issued to the Lender a five year warrant to acquire up to 591,716 shares of the Company’s Common Stock at an exercise price of $2.4336 per share (which was the 20-day trailing volume weighted average price of the Company’s Common Stock).

On June 16, 2010, the Company entered into a Seventh Loan Modification Agreement to its existing Loan Agreement (the “SVB Loan Agreement”) with Silicon Valley Bank (“SVB”) that reduces the existing $5,000,000 non-formula sub-limit of the SVB loan facility to $2,500,000 as of July 1, 2010 and $0 as of August 30, 2010.  The Company will continue to be able to borrow up to $10,000,000 from SVB under the SVB Loan Agreement on a formula basis.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above with respect to the Subordinated Loan and related documents is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: June 17, 2010	By:	/s/ Donald R. Peck
Donald R. Peck
Chief Financial Officer and Treasurer